XYBERNAUT ANNOUNCES DELAY IN FILING OF FORM 10-K, AUDIT COMMITTEE
        INVESTIGATION, RECEIPT OF SEC SUBPOENA, AND NASDAQ NOTIFICATION;
          PRE-RELEASES 2004 YEAR END AND 4TH QUARTER UNAUDITED RESULTS

Xybernaut Corporation (NASDAQ:XYBR) announced today that the filing of its Form 10-K and other related reports for the year ended December 31, 2004, anticipated to occur today, will be further delayed, pending completion of an internal investigation undertaken by its Audit Committee.

On February 28th, the Audit Committee engaged independent counsel - Alston & Bird LLP -- to assist it in conducting an internal investigation of, among other things, concerns brought to the Audit Committee's attention relating to the internal control environment of the Company, the propriety of certain expenditures and the documentation of certain expenses of the Chairman and CEO of the Company, the Company's transparency and public disclosure process, the accuracy of certain public disclosures, management's conduct in response to the investigation, and the propriety of certain major transactions. The Audit Committee's investigation is continuing, and the filing of the Company's 10-K will await the conclusions of that investigation. At this time, the Company is unable to predict when its 10-K will be filed.

On February 1, 2005, the Company received a subpoena from the Northeast Regional Office of the Securities and Exchange Commission, seeking documents and other information relating to the sale of Company securities by any person identified as a selling shareholder in any Company registration statement or other public filing.

As a result of the delayed filing of its Form 10-K, the Company will lose its status to file registration statements on form S-3, which has historically been utilized to expedite the registration of common stock issued in connection with the Company's financings. The loss of the right to use form S-3 could have a material impact on the ability of the Company to raise additional funds in the future, and therefore affect its ability to meet its obligations as they come due.

Management is still in process of completing the Sarbanes-Oxley 404 internal control testing for the year ended December 31, 2004. However, certain material weakness currently have been identified related to the control environment and control activities as it relates to the Company's policies and procedures in the expense reimbursement process, revenue recognition related to certain product sales, and monitoring of business risk. Management continues to evaluate the identified issues and is addressing remediation plans to be implemented.

Xybernaut also announced unaudited results for the year end December 31, 2004 in addition to 4th quarter results. Revenues for the 2004 were approximately $13.9 million, with a net loss of approximately $19.7 million. Revenues for the 4th quarter were approximately $2.9 million, with a net loss of approximately $7.2 million. These unaudited results do not include possible further adjustments, including but not limited to, the matters discussed above.

On March 30, 2005 the Company received notice from the NASDAQ Stock Market that the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for the stock's continued listing under Marketplace Rule 4310(c)(4) (the "Rule). Therefore, the Company has until September 26, 2005 to become compliant. If, at anytime before

September 26, 2005, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will comply with NASDAQ's listing requirements. If not, NASDAQ will determine whether the Company meets NASDAQ SmallCap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid requirement. If the Company meets the initial listing criteria, the Company will be granted an additional 180 day compliance period. If the Company is not eligible for an additional compliance period, the Company's securities will be delisted. At that time, the Company can appeal NASDAQ's determination to delist its securities to a Listing Qualifications Panel

ABOUT XYBERNAUT

Xybernaut Corporation is a leading provider of wearable/mobile computing hardware, software and services, bringing communications and full-function computing power in a hands-free design to people when and where they need it. Headquartered in Fairfax, Virginia, Xybernaut has offices and subsidiaries in Europe (Benelux, Germany, UK) and Asia (Japan, China, Korea). Visit the Xybernaut Web site at www.xybernaut.com. Product photos are also available directly from Xybernaut.

Xybernaut and the Xybernaut logo are trademarks or registered trademarks of Xybernaut Corporation in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

                                      # # #

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company's products, general acceptance of the Company's products and technologies, competitive factors, timing, and other risks described in the Company's SEC reports and filings.